ARTICLES OF AMENDMENT

OF

Scorpio Bulkers Inc.

Reg. No. 60299

REPUBLIC OF THE MARSHALL ISLANDS

REGISTRAR OF CORPORATIONS

DUPLICATE COPY

The original of this Document was filed in accordance with Section 5 of the Business Corporations Act on

NON RESIDENT

June 1, 2016

Deputy Registrar

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SCORPIO BULKERS INC.

PURSUANT TO SECTION 90 OF

THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

The undersigned, Emanuele A. Lauro, as the Chief Executive Officer of Scorpio Bulkers Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands on March 20, 2013 (the "Corporation"), for the purpose of amending the Amended and Restated Articles of Incorporation of said Corporation pursuant to Section 90 of the Business Corporations Act, as amended, hereby certifies that:

1. The name of the Corporation is: Scorpio Bulkers Inc.

2. The Articles of Incorporation were filed with the Registrar of Corporations on March 20, 2013.

3. The Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations on April 10, 2013.

4. The Statement of Designations of Rights, Preferences and Privileges of the Corporation's Series A Participating Preferred Stock was filed with the Registrar of Corporations on June 18, 2015.

5. The Articles of Amendment to the Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations on December 30, 2015.

6. The Certificate of Correction to the Articles of Amendment to the Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations on January 11, 2016.

7. Section D of the Amended and Restated Articles of Incorporation is hereby further amended and restated in its entirety to read as follows:

   "D. Effective with the commencement of business on June 2, 2016, the aggregate number of shares of stock that the Corporation is authorized to issue is One Hundred and Sixty-Two Million Five Hundred Thousand (162,500,000) registered shares, of which One Hundred and Twelve Million Five Hundred Thousand (112,500,000) shall be designated common shares with a par value of one United

States cent (U.S. $0.01) per share, and Fifty Million (50,000,000) shall be designated preferred shares with a par value of one United States cent (U.S. $0.01) per share. The Board of Directors shall have the authority to authorize the issuance from time to time of one or more classes of preferred shares with one or more series within any class thereof, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such preferred shares."

8. All of the other provisions of the Amended and Restated Articles of Incorporation shall remain unchanged.

9. This amendment to the Amended and Restated Articles of Incorporation was authorized by vote of the holders of a majority of all outstanding shares of the Corporation with a right to vote thereon at the annual meeting of shareholders of the Corporation held on June 1, 2016, and the Corporation's Board of Directors on April 15, 2016.

IN WITNESS WHEREOF, I have executed these Articles of Amendment to the Amended and Restated Articles of Incorporation of the Corporation on this 1 day of June, 2016.

Name: Emanuele A. Lauro
Title: Chief Executive Officer

SK 28055 0001 7158066